Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated December 5, 2016 (including amendments thereto) with respect to the Common Stock of FairPoint Communications, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  December 5, 2016

Maglan Capital LP

By:	Maglan Capital GP LLC
General Partner

By:	/s/ Steven Azarbad
	Name:	Steven Azarbad
	Title:	Chief Investment Officer

Maglan Capital GP LLC

By:	/s/ Steven Azarbad
	Name:	Steven Azarbad
	Title:	Managing Member

/s/ Steven Azarbad
Steven Azarbad

/s/ David D. Tawil
David D. Tawil